UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2023

WALGREENS BOOTS ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36759	47-1758322
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

108 Wilmot Road, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 315-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	WBA	The Nasdaq Stock Market LLC
3.600% Walgreens Boots Alliance, Inc. notes due 2025	WBA25	The Nasdaq Stock Market LLC
2.125% Walgreens Boots Alliance, Inc. notes due 2026	WBA26	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Thomas E. Polen to the Board of Directors

On July 11, 2023, the Board of Directors (the “Board”) of Walgreens Boots Alliance, Inc. (the “Company”), upon the recommendation of the Nominating and Governance Committee, appointed Thomas E. Polen to the Board effective immediately. The Board also appointed Mr. Polen to serve on the Finance and Technology Committee of the Board.

Mr. Polen, age 49, is the President, Chief Executive Officer and Chairman of the Board of Becton, Dickinson and Company (“BD”), a publicly traded medical technology company, and has served in this role since April 2021. He previously served as President of BD from 2017 until he was appointed as Chief Executive Officer in January 2020. Mr. Polen began his career at BD in 1999 before transitioning to Baxter Healthcare in 2004, where he led the pharmaceutical manufacturing and services business and served in the role of Vice President of Strategic Marketing. In 2007, he was promoted to General Manager of Baxter’s Injectable Pharmaceuticals business. Since re-joining BD in 2009, Mr. Polen has served in a variety of leadership roles, including leading the $12 billion acquisition of CareFusion and the $24 billion acquisition of C.R. Bard, Inc.

There were no arrangements or understandings pursuant to which Mr. Polen was appointed to the Board. Mr. Polen’s spouse has been working as a surgical oncologist for almost 13 years at Summit Health, which was recently acquired by Village Practice Management Company Holdings, LLC (“VillageMD”). VillageMD has been majority-owned by the Company since November 2021, and the acquisition of Summit Health was completed in January 2023. In connection with her employment as a surgical oncologist of Summit Health, Mr. Polen’s spouse’s total annual compensation at VillageMD is greater than $120,000 and consistent with compensation arrangements offered to VillageMD’s physicians with similar qualifications, seniority and experience. Mr. Polen’s spouse is a physician and does not hold any executive officer or other management or leadership role at VillageMD. In addition, in connection with VillageMD’s acquisition of Summit Health, Mr. Polen’s spouse received VillageMD equity in the form of Class E-3 Preferred Units, with a value of approximately $4.3 million based on the aggregate transaction value of $8.9 billion, in exchange for equity that Mr. Polen’s spouse held in Summit Health prior to the transaction. Pursuant to the limited liability company agreement, certain Classes of preferred equity are entitled to certain dividends and distributions payable per Class. Further, the Class E-3 Preferred Units of VillageMD may be converted into Common Units at any time upon the affirmative election of the Class E-3 Preferred Majority Interest or immediately upon the consummation of a Qualified IPO (as such terms are defined in the limited liability company agreement of VillageMD). Mr. Polen was identified as a prospective director of the Company by a third-party search firm, and discussions with Mr. Polen regarding such prospective board service pre-date VillageMD’s acquisition of Summit Health. Other than as disclosed herein, since the beginning of the last fiscal year, there have been no related party transactions between the Company and Mr. Polen that are required to be reported under Item 404(a) of Regulation S-K.

Mr. Polen’s compensation for service as a non-employee director will be consistent with that of the Company’s other non-employee directors, subject to proration to reflect the commencement date of his service on the Board. The non-employee director compensation program is described under the caption “Director Compensation” in the Company’s definitive proxy statement for its January 26, 2023 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on December 8, 2022.

Item 8.01	Other Events.

On July 12, 2023, the Company issued a press release announcing the appointment of Mr. Polen to the Board. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated in this Item 8.01 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued July 12, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALGREENS BOOTS ALLIANCE, INC.

Date: July 14, 2023	By:	/s/ Joseph B. Amsbary Jr.
	Title:	Senior Vice President, Corporate Secretary